UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Thomas B. Green
   One Dell Way
   TX, Round Rock 78682-2244
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   6/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Law and Administration and Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |6/8/ 2|M   | |100000            |A  |$.982      |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/8/ 2|S   | |20000             |D  |$25.97     |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/8/ 2|S   | |55000             |D  |$26.00     |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/8/ 2|S   | |25000             |D  |$26.03     |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/28/ |M   | |104800            |A  |$0.982     |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/28/ |S   | |12500             |D  |$27.10     |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/28/ |S   | |19800             |D  |$26.97     |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/28/ |S   | |12500             |D  |$27.05     |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/28/ |S   | |25000             |D  |$27.00     |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/28/ |S   | |35000             |D  |$27.23     |232365 1           |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |17468              |I     |Employer 401(k) plan       |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$0.982  |6/8/ |M   | |100000     |D  |2    |7/24/|Common Stock|100000 |N/A    |            |D  |            |
ions                  |        |2001 |    | |           |   |     |05   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$0.982  |6/28/|M   | |104800     |D  |2    |7/24/|Common Stock|104800 |N/A    |0           |D  |            |
ions                  |        | 2001|    | |           |   |     |05   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$1.446  |     |    | |           |   |3    |7/11/|Common Stock|       |       |384000      |D  |            |
ions                  |        |     |    | |           |   |     |06   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$9.26   |     |    | |           |   |4    |7/18/|Common Stock|       |       |240000      |D  |            |
ions                  |        |     |    | |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$10.157 |     |    | |           |   |5    |12/22|Common Stock|       |       |200000      |D  |            |
ions                  |        |     |    | |           |   |     |/07  |            |       |       |            |   |            |
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Nonqualified Stock Opt|$12.738 |     |    | |           |   |2    |3/20/|Common Stock|       |       |174768      |D  |            |
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$28.899 |     |    | |           |   |6    |7/17/|Common Stock|       |       |86520       |D  |            |
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$37.5938|     |    | |           |   |7    |8/22/|Common Stock|       |       |75000       |D  |            |
ion                   |        |     |    | |           |   |     |2010 |            |       |       |            |   |            |
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Nonqualified Stock Opt|$30.43  |     |    | |           |   |8    |3/26/|Common Stock|       |       |69228       |D  |            |
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$37.5938|     |    | |           |   |9    |8/22/|Common Stock|       |       |75000       |D  |            |
ions                  |        |     |    | |           |   |     |2010 |            |       |       |            |   |            |
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Nnonqualified Stock Op|$43.438 |     |    | |           |   |10   |3/02/|Common Stock|       |       |265000      |D  |            |
tions                 |        |     |    | |           |   |     |10   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$44.6875|     |    | |           |   |11   |9/23/|Common Stock|       |       |89510       |D  |            |
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$45.90  |     |    | |           |   |12   |3/24/|Common Stock|       |       |29826       |D  |            |
ions                  |        |     |    | |           |   |     |10   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Represents 5,165 shares held free of restrictions and 227,200 restricted shares scheduled to vest on 8/19/2001.
2. Currently exercisable.
3. Exercisable in accordance with the following schedule: 192,000 shares on 7/11 of each year from 2000 through 2001.
4. Exercisable in accordance with the following schedule: 48,000 shares on 7/18 of each year from 1998 through 2002.
5. Exercisable in accordance with the following schedule: 40,000 shares on 12/22 of each year from 1998 through 2002.
6. Exercisable in accordance with the following schedule: 17,304 shares on 7/17 of each year from 2002 through 2006.
7. Exercisable in accordance with the following schedule: 15,000 shares on 8/22 of each year from 2003 through 2007.
8. Exercisiable according to the following schedule: 17,307 shares on 3/26/00 and 3/26/01, and 34,614 shares on 3/26/02.
9. Exercisable in accordance with the following schedule: 15,000 shares on 8/22 of each year from 2001 through 2005.
10. Exercisable in accordance with the following schedule: 53,000 shares on 3/2 of each year from 2001 through 2005.
11. Exercisable according to the following schedule: 17,902 shares on 9/23 of each year from 2000 through 2004.
12. Exercisable in accordance with the following schedule: 7,456 on 3/24/2001, 7,457 shares on 3/24/2002 and 14,913 shares on 3/24/2003.